Results of November 11, 2004 shareholder meeting

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

At the meeting, each of the nominees for Trustees was elected as follows:


					Votes		Votes
					For		Withheld
Jameson A. Baxter		74,783,919		15,685,530
Charles B. Curtis		74,819,539		15,649,910
Myra R. Drucker			74,772,852		15,746,597
Charles E. Haldeman, Jr.	74,777,277		15,692,172
John A. Hill			74,765,288		15,704,161
Ronald J. Jackson*		74,825,309		15,644,140
Paul L. Joskow			74,791,278		15,678,171
Elizabeth T. Kennan		74,746,193		15,723,256
John H. Mullin, III		74,843,527		15,625,922
Robert E. Patterson		74,863,342		15,606,107
George Putnam, III		74,807,895		15,661,554
A.J.C. Smith +			74,718,848		15,750,601
W. Thomas Stephens		74,829,917		15,639,532
Richard B. Worley		74,741,422		15,728,027


* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.


January 10, 2005
A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

	     Votes	Votes			Abstentions
		For	Against
	40,553,501	3,980,683		46,062,053



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	   Votes	Votes			Abstentions
	   For		Against
	40,666,603	4,033,350		45,896,284

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:
    	 Votes		Votes			Abstentions
	 For		Against
	42,140,162	2,640,834		45,815,240




A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes		Votes			Abstentions
	For		Against
	40,262,428	3,830,513		46,503,295



All tabulations are rounded to the nearest whole number.